Exhibit 99.1
Stanley-Martin Communities, LLC Reports First Quarter 2008 Results
Reston, Virginia, May 13, 2008
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three month period ended March 31, 2008. Stanley-Martin preliminary financial highlights are as follows:
•	First quarter 2008 revenues of $23.2 million decreased $5.5 million or 19.2% from first quarter 2007 revenues of $28.7 million.

•	Net income for the first quarter 2008 was $0.2 million, down $1.0 million from $1.2 million in the first quarter 2007. The net income includes $0.5 and $0 million in charges for asset impairments of real estate inventory for the three months ended March 31, 2008 and 2007, respectively.

•	New orders decreased 28.9% to 64 homes in the three months ended March 31, 2008 from 90 homes in the same period in 2007.

•	At March 31, 2008, our backlog was 72 homes with an aggregate contract price of $41.3 million, down from 133 homes with an aggregate contract price of $77.8 million at March 31, 2007.
Results of Operations:
Quarter Ended March 31, 2008 (2008) Compared to Quarter Ended March 31, 2007 (2007)
     Revenue. Total revenues for 2008 were $23.2 million, down $5.5 million or 19.2% from $28.7 million for 2007. Homebuilding sales-homes were $17.4 million in 2008, down $9.0 million or 34.1% from $26.4 million in 2007. The decrease in homebuilding sales-homes was the result of a 26.2% decrease in the number of homes delivered plus a 10.7% decrease in the average price of a delivered home. The Company had $3.0 million of Homebuilding sales-land in 2008.
     During 2007, we delivered 42 homes with an average sales price of $629,000 compared to 31 homes with an average sales price of $562,000 in 2008. In 2007, we delivered 11 townhomes and 31 single family homes. The townhomes had an average sales price of $605,000 and the single family homes had an average sales price of $638,000. In 2008, we delivered 8 townhomes and 23 single family homes. The townhomes had an average sales price of $422,000 and the single family homes delivered had an average sales price of $610,000. The decrease in the average sales price is due to a shift in the product mix being offered by the Company and a general decline in demand within the market place.
     In the latter half of 2007, the Company became involved in the construction of custom homes for individuals that are not home buying customers of the Company. Total custom home services fees for 2008 were $1.3 million.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $1.3 million in 2008, down 40.9% from $2.2 million in 2007. The decrease in revenues when compared to the same quarter in the prior year was driven by a decline in loan origination fees offset by a 1.3% increase in the number of loans originated and a 4.1% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 10.1% of Heritage Mortgage’s business in the first quarter 2008, down from 16.1% in 2007. The Heritage Mortgage revenue includes a one time revenue recognition of $250,423 for the implementation of SFAS No. 157 and SAB No. 109.
     During 2008, Heritage Mortgage was responsible for handling the financing needs of 48.4% of our homebuyers, down from 83.3% in 2007. First Excel was responsible for underwriting title insurance for 90.9% of our Virginia homebuyers in the first quarter 2008, up from 90.6% in 2007. Financial services revenues were 5.7% of total 2008 revenues, down from 7.7% a year earlier.
     New Orders and Backlog. The number of new orders decreased 28.9% to 64 in 2008 from 90 in 2007. The aggregate value of new orders was $34.1 million in 2008, down $17.7 million or 34.2% from $51.8 million a year earlier. The average sales price for new orders declined from $576,000 in 2007 to $533,000 in 2008. This 7.5% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2007, 55.6% of the new orders were single family homes. In 2008, 56.3% of the new orders were single family homes. In 2008, new orders were comprised of 36 single family homes with an average sales price of approximately $561,000 and 28 townhome new orders with an average sales price of $496,000. In 2007, there were 50 single family new orders with an average sales price of $590,000 and 40 townhome new orders with an average sales price of $558,000.
     At March 31, 2008, our backlog was 72 homes with an aggregate value of $41.3 million, down from 133 homes with an aggregate value of $77.8 million a year earlier. The average sales price in backlog at March 31, 2008 was $573,000, down $12,000 or 2.1% from $585,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more challenging market. As of March 31, 2008, 48 single family homes were in backlog with an average sales price of $598,000, down from 76 single family homes with an average sales price of $606,000 a year earlier. As of March 31, 2008, 24 townhomes were in backlog with an average backlog price of $524,000. A year earlier, 57 townhomes were in backlog with an average backlog price of $557,000.
     Gross Margin-Homebuilding. The gross margin-homebuilding in 2008 was $2.4 million from $6.3 million of homebuilding sales in 2007. In the first quarter of 2008, market conditions for new home sales declined as inventory levels of both new and existing homes remained high and competitors continue to discount their existing inventory. As a result the Company recorded a $0.5 million charge for asset impairment of real estate inventory held due to declining market conditions. The gross margin-homebuilding was 11.3%, down from 23.8% from the same period a year earlier.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2008 decreased $0.3 million, or 14.3%, to $1.8 million from $2.1 million in 2007. Selling and marketing expenses as a percent of homebuilding sales remained consistent at 8.2% in 2008 compared to 8.1% in 2007.
     General and Administrative Expenses. Total general and administrative expenses in 2008 decreased approximately $1.2 million or 23.6% to $4.0 million from $5.2 million in 2007. General and administrative expenses as a percentage of total revenues decreased to 17.1% in 2008 from 18.1% in the same period in 2007. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. Homebuilding general and administrative expenses were $2.7 million or 12.4% of homebuilding revenue in 2008, down from $3.3 million or 12.5% of homebuilding revenue a year earlier. Financial services general and administrative expenses were $1.3 million in 2008, down 31.6% from $1.9 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.

     Loss on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the first quarter 2008 and 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The loss on derivative contracts, net, was $1.5 million in 2008 and $0.2 million in 2007.
     Gain on extinguishment of senior subordinated notes. During 2008, the Company repurchased $7.4 million (face value) of senior subordinated notes for $3.7 million. The transaction resulted in a $3.5 million gain after the write-off of related deferred financing costs.
     Other income, net. Our homebuilding segment recognized other income, net of $28,206 in 2008 compared to $186,278 in 2007. Other income, net primarily represents forfeited purchaser deposits, interested earned on cash balances and rental income offset by fees on our unused line of credit and letters of credit.
     Minority Interest. Minority interest expense represents the minority owner’s 25% interest in Heritage Mortgage and the minority owner’s 49% interest in First Excel. Minority interest expense was $20,046 for 2008 and $86,195 for 2007. The decrease in 2008 from 2007 is due to reduced business activity in both our mortgage and title company.
     Net Income. Overall, net income for the first quarter 2008 was $0.2 million, down $1.0 million from $1.2 million in 2007. Our homebuilding segment experienced a decrease in net income to $0.2 million in 2008 from $0.9 million in 2007. This decrease was primarily the result of the decrease in 2008 homebuilding sales revenue, a loss on derivative contracts, a gain on the extinguishment of debt, and a decline in gross margin-homebuilding. Our financial services segment reported net income of $49,853 for 2008, down from $213,861 in 2007. This decline reflects the slow down in both our mortgage and title businesses.
Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as an indicator of future performance.
Liquidity and Capital Resources
     Our financing needs depends on sales volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund our homebuilding activities. During the first three months of 2008, we borrowed $20.8 million on our line of credit. These funds were used to fund our operating deficit, which was $8.9 million as of March 31, 2008, inclusive of a $5.2 million investment in real estate; the repurchase senior subordinated debt of $3.6 million; and certain capital payments of $9.2 million, which included $3.6 million of the Permitted Tax Distribution for 2007 (see discussions below).
     During the first three months of 2008, we purchased approximately $2.7 million of land, before any purchase adjustments, using available cash and borrowings under our senior secured facility. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of March 31, 2008, the Company controls 2,971 lots of which 2,918 (98%) lots are owned and 53 (2%) lots are under option contracts. Of the 2,918 lots, 2,846 lots are available for sale and 72 were subject to an approved contract of sale but not yet delivered.
     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2010 and can be extended one year every December 1 subject to the lender’s approval. As of March 31, 2008, we had $89.8 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At March 31, 2008, these calculations allowed for additional borrowings of up to $32.8 million over the $89.8 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. As additional parcels of land owned by the Company are added to the borrowing base, the Company can continue to increase its borrowing capability.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     In the first quarter of 2008, the Company repurchased subordinated notes with a face value of $7.4 million for $3.7 million. The transaction resulted in a gain on extinguishment of debt of $3.5 million, after the write-off of related deferred financing costs. Subsequent to the first quarter of 2008, the Company repurchased an additional $5.0 million (face value) of senior subordinated notes for $2.4 million. The transaction resulted in a gain of $2.5 million after the write-off of related deferred financing costs. The Company will continue to assess the current market value of the subordinated debt, outstanding debt on the line of credit and future liquidity requirements in determining the Company’s desire to repurchase additional subordinated debt.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $350,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2008, June 30, 2009, June 30, 2010, and June 30, 2011. As of March 31, 2008, the redemption amounts due on the dates listed above are $0.6 million, $12.8 million, $12.5 million and $11.4 million, respectively. Neighborhood Holdings may request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, the majority of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including us, to fund these payments. For the three months ended March 31, 2008 and 2007, there were $9.2 million and $1.5 million of distributions to Holdings, respectively.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2010.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $8.9 million for the three months ended March 31, 2008, down 15.2% from the net cash used in operating activities of $10.5 million in the same period a year earlier. The majority of the decrease in net cash used in operating activities was the result of a significant decrease in the use of cash related to the change in our real estate inventory. The change in real estate inventory was $5.2 million in the three months ended March 31, 2008 as compared to $10.9 million in the three months ended March 31, 2007 and was the result of a reduction in purchases of land and a decrease in land development activities.
     Cash Flows used in Investing Activities. Net cash used in investing activities for the three months ended March 31, 2007 represents the purchase of $15,000 of property and equipment purchases. Net cash used in investing activities for the three months ended March 31, 2008 represent property and equipment purchases of approximately $58,000.
     Cash Flows provided by Financing Activities. Cash provided by financing activities was $7.8 million for the three months ended March 31, 2008, down 45.8% from $14.4 million a year earlier. In the three months ended March 31, 2008, we borrowed $20.8 million on our line of credit and repurchased senior subordinated notes for $3.7 million. In the three months ended 2007, we drew $18.8 million on our line of credit and repaid $2.8 million seller note related to property we acquired in late 2006. Distributions to the member was $9.2 million and $1.5 million in the three months ended March 31, 2008 and 2007, respectively, which includes a $3.6 million payment of the Permitted Tax Distribution for December 31, 2007. Distributions to minority partners decreased to $32,945 in the three months ended March 31, 2008 down from $116,385 in the three months ended March 31, 2007.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions by the Company to Holdings including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. In addition, the Trust Indenture provides for additional distributions up to fifty percent (50%) of consolidated net income for a period may be distributed only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture). Distributions made have met the requirements of the Trust Indenture
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three month period ended March 31, 2008 and 2007 is summarized as follows (amounts in thousands):

	Three months ended
	March 31,
	2008	2007
Interest incurred and capitalized	$4,501,445	$4,850,000
Interest cost unrelated to homebuilding, expensed	95,098	40,300
Capitalized interest charged to cost of sales	965,786	1,056,285

Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, (d) other non-capitalized interest and taxes expensed and (e) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended March 31,
	2008	2007
Net income	$247,823	$1,153,215
Expensing of previously capitalized interest in cost of sales	965,786	1,056,285
Impairment of real estate inventory	491,506	—
Other non-capitalized interest and taxes	164,949	40,300
Depreciation	130,216	149,283

EBITDA	$2,000,280	$2,399,083

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 28, 2008. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2008 reflects our expectations as of March 13, 2008 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.
     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$3,515,642	$4,664,911
Real estate inventory	268,234,551	263,008,573
Deposits and escrows, net	2,101,302	2,536,533
Property and equipment, net	1,572,407	1,645,065
Due from related parties	132,463	86,306
Accounts receivable	1,751,654	2,388,026
Deferred financing costs, net	3,720,256	4,054,793
Other assets	2,829,813	1,808,743

	$283,858,088	$280,192,950

Liabilities and Member’s Capital

Liabilities:
Debt	$228,085,000	$214,720,000
Accounts payable and accrued expenses	5,808,107	5,259,319
Due to related parties	138,902	51,816
Accrued interest payable	2,098,274	5,749,318
Purchaser deposits	1,836,431	1,112,613
Cost to complete and customer services reserves	4,001,413	3,639,239
Other liabilities	4,996,517	3,753,625

Total liabilities	246,964,644	234,285,930

Minority interest	360,716	373,615
Member’s capital	36,532,728	45,533,405

	$283,858,088	$280,192,950

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Member’s Capital
(unaudited)

	Three months ended March 31,
	2008	2007
Revenues:
Homebuilding sales — homes	$17,412,908	$26,427,123
Homebuilding sales – land	3,000,000	—
Custom home services fees	1,277,146	—
Financial services	1,339,329	2,204,168
Management services	144,000	44,410

Total revenues	23,173,383	28,675,701

Operating expenses:
Cost of sales — homes	14,731,791	20,142,901
Cost of sales – land	3,108,858	—
Cost of sales – custom home services	911,158	—
Impairment of real estate inventory	491,506	—
Selling and marketing expenses	1,776,513	2,130,023
General and administrative expenses	3,961,689	5,185,273

Operating income (loss)	(1,808,132)	1,217,504

Loss on derivative contracts, net	(1,476,199)	(164,372)
Gain on extinguishment of debt, net	3,523,997	—
Other income, net	28,203	186,278

Net income before minority interest	267,869	1,239,410
Minority interest	(20,046)	(86,195)

Net income	247,823	1,153,215

Distributions to members	(9,248,500)	(1,500,000)
Beginning member’s capital	45,533,405	71,124,445

Member’s capital	$36,532,728	$70,777,660

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$247,823	$1,153,215
Adjustments to reconcile net income to net cash used in operating activities:
Impairment of real estate inventory	491,506	—
Gain on extinguishment of debt	(3,523,997)	—
Depreciation and amortization	130,216	149,283
Changes in fair value of derivative contracts	1,476,199	164,372
Minority interest	20,046	86,195
Change in:
Real estate inventory	(5,226,201)	(10,922,140)
Accounts receivable and other assets	(384,698)	(308,291)
Due to/from related parties	40,929	(41,154)
Deposits and escrows	435,231	657,299
Accounts payable and accrued expenses	548,788	802,641
Purchaser deposits	723,818	1,412,253
Accrued interest payable	(3,651,044)	(3,594,063)
Other liabilities	(233,307)	(25,347)

Total adjustments	(9,152,514)	(11,618,952)

Net cash used in operating activities	(8,904,691)	(10,465,737)

Cash flows used in investing activities- Purchase of property and equipment	(57,558)	(14,591)

Cash flows from financing activities:
Repayments of loans payable	—	(2,750,000)
Repurchase of subordinated debt	(3,655,575)	—
Draws on line of credit, net	20,750,000	18,750,000
Distribution to member	(9,248,500)	(1,500,000)
Distribution to minority partners	(32,945)	(116,385)

Net cash provided by financing activities	7,812,980	14,383,615

Net increase (decrease) in cash and cash equivalents	(1,149,269)	3,903,287
Cash and cash equivalents at beginning of period	4,664,911	2,845,724

Cash and cash equivalents at end of period	$3,515,642	$6,749,011

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $8,262,054 and $8,444,143, respectively	$22,236	$40,300

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,
	2008	2007
	(dollars in thousands)
Home Deliveries (homes):
Single-family	23	31
Townhome	8	11

Total	31	42

Average Sales Price of Homes Delivered:
Single-family	$610	$638
Townhome	$422	$605
Average sales price of homes delivered	$562	$629

Revenue from Homes Delivered:
Single-family	$14,038	$19,774
Townhome	3,375	6,653

Total	$17,413	$26,427

Homebuilding sales — Land:	$3,000	—

Custom Home Services Fees:	$1,277	—

New Orders (homes):
Single-family	36	50
Townhome	28	40

Total	64	90

Average Sales Price of New Orders:
Single-family	$561	$590
Townhome	$496	$558
Average sales price of all new orders	$533	$576

Value of New Orders:
Single-family	$20,210	$29,500
Townhome	13,901	22,302

Total	$34,111	$51,802

Backlog at End of Period (homes):
Single-family	48	76
Townhome	24	57

Total	72	133

Average Sales Price Backlog End of Period:
Single-family	$598	$606
Townhome	$524	$557
Average sales price backlog value for all homes	$573	$585

Backlog Sales Value at End of Period:
Single-family	$28,692	$46,048
Townhome	12,580	31,776

Total	$41,272	$77,824